Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports first quarter results

LANSING, Mich., Sept. 25, 2018 — Neogen Corporation (Nasdaq: NEOG) announced today that net income for the first quarter of its 2019 fiscal year, which ended Aug. 31, increased 28% to $15,237,000, from the previous year’s first quarter net income of $11,914,000. Earnings per share in the current quarter were $0.29, compared to $0.23 a year ago after adjustment for a 4-for-3 stock split effective Dec. 29, 2017. In the current quarter, Neogen benefitted from U.S. corporate tax reform enacted in December 2017 and tax benefits from employee stock option exercises, which contributed to an effective tax rate of 11% for the quarter. In the first quarter of the prior year, Neogen’s effective tax rate was 31%.

First quarter revenues increased 6% to $99,626,000, compared to the previous year’s first quarter revenues of $94,209,000. Prior year revenues were $1.0 million lower than originally presented as a result of reclassifications from cost of goods and operating expenses due to work surrounding the new revenue recognition standard, which was adopted June 1, 2018. The revenues and net income represent first quarter records for the 36-year-old company.

“Although the first quarter presented pricing and supply challenges to the global animal protein sector that we serve, including the dairy and swine markets, we were generally pleased with what we accomplished in the quarter,” said John Adent, Neogen’s president and chief executive officer. “Sales of key food safety products, including tests for foodborne pathogens and sanitation, increased nicely in the quarter, and our world-wide animal genomics business continued its double-digit growth. Our recent acquisitions of a genomic bioinformatics company and a water testing technology company broadens our product portfolio, and strengthens our foundation as we move forward.”

The first quarter was the 106th of the past 111 quarters that Neogen reported revenue increases compared with the previous year — including all consecutive quarters in the last 13 years.

“The first quarter further validated our longstanding belief that nearly two-thirds of Neogen’s growth potential exists outside of the United States,” said James Herbert, Neogen’s executive chairman. “Sales to our international customers increased 17% in the quarter, despite some currency headwinds, and increased to nearly 40% of our total sales — compared to 36% in our prior year. We reported sales increases across the globe, including our operations in Europe, Brazil, Mexico, China and India.”

Neogen’s gross margin was 46.9% of sales in the first quarter of the current fiscal year, compared to the 47.7% recorded in the same period a year ago. Operating income for the quarter was $16,479,000, or 16.5% of sales, compared to $16,424,000, or 17.4%, a year ago.

“Our first quarter again demonstrated that we have a sound strategy and a solid foundation, which should continue to serve our business and shareholders well,” said Steve Quinlan, Neogen’s chief financial officer. “As our balance sheet shows, we have adequate cash and investments to continue to pursue a wide variety of growth strategies.”

Revenues for the company’s Food Safety segment increased 13% during the first quarter of fiscal 2019 compared to the prior year’s first three months. Sales of Neogen’s rapid tests for foodborne pathogens, such as Listeria and Salmonella, increased 43% in the quarter compared to the prior year. This increase included sales of Neogen’s innovative Listeria Right Now™ test system, which detects the pathogen in less than an hour — without the otherwise necessary incubation time of 24 to 48 hours. In August, the Listeria test system was validated by the AOAC, a global third-party accreditation group.

Sales of the company’s Neogen Culture Media products increased 16% in the current quarter, as the company continues to benefit from the synergistic global combination of its former Acumedia® and Lab M® culture media brands. As announced in June, the new Neogen Culture Media brand is the culmination of efforts since the company’s August 2015 acquisition of Lab M to provide a single global brand of media harmonized for world-wide use. Sales of Neogen’s sanitation test systems, which includes its AccuPoint® Advanced ATP Sanitation Monitoring System, increased 17% in the current quarter when compared to the prior year.

Revenues from Neogen do Brasil increased 40% in U.S. dollars (USD) in the current quarter, and 71% in local currency, the result of significant increases in sales of mycotoxin and forensic test kits. Mexico-based Neogen Latinoamerica’s sales increased 32% in USD, and 42% in local currency, due to strong sales into Central America, and an upsurge in sales of rodent control products. Revenues at our European operations rose 18% in the quarter with significant sales increases in the mycotoxin, Neogen Culture Media, foodborne pathogen, genomics, and cleaner and disinfectant product lines.

Neogen’s Animal Safety segment reported revenues of $47,443,000 for the first quarter of the 2019 fiscal year, compared to $47,918,000 in the prior year first quarter. Results were adversely impacted by weakness in the distribution channel, resulting from difficult business conditions in the animal protein sector, and included sales declines in the segment’s animal care, life sciences, and cleaner and disinfectant product lines. The segment’s highlights for the quarter included a 21% increase in sales of the company’s biologics, including BotVax® B equine botulism vaccine and EqStim® immunostimulant; a 23% increase in sales of its detectable D3™ Needles; and a 63% increase in sales of its water treatment disinfectants.

Revenues from Neogen’s worldwide animal genomics business increased 15% in the first quarter of fiscal 2019 compared to the prior year. This growth was primarily the result of continued strength in the company’s bovine business, which includes commercial beef and dairy product lines. On the beef side, the seedstock sector is benefiting from the widespread adoption of genomics into the genetic evaluations for breeders, and in particular, the global adoption of Neogen’s Angus GS™ — a DNA test that was launched in November 2017 in conjunction with the American Angus Association. The increase was aided in part by the company’s Sept. 1, 2017, acquisition of the University of Queensland Animal Genetics Laboratory, the leading animal genomics laboratory in Australia.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Aug. 31
	2018	2017
Revenue
Food Safety	$52,183	$46,291
Animal Safety	47,443	47,918

Total revenue	99,626	94,209
Cost of sales	52,897	49,285

Gross margin	46,729	44,924
Operating expenses
Sales & marketing	17,233	16,077
Administrative	10,198	9,325
Research & development	2,819	3,098

Total operating expenses	30,250	28,500

Operating income	16,479	16,424
Other income	658	812

Income before tax	17,137	17,236
Income tax	1,900	5,300

Net income	$15,237	$11,936
Net loss attributable to non-controlling interest	0	(22)

Net income attributable to Neogen Corp	$15,237	$11,914
Net income attributable to Neogen Corp per diluted share (1)	$0.29	$0.23
Other information:
Shares to calculate per share (1)	52,780	51,568
Depreciation & amortization	$4,272	$3,993
Interest income	927	369
Gross margin (% of sales)	46.9%	47.7%
Operating income (% of sales)	16.5%	17.4%
Revenue increase vs. FY 2018	5.7%
Net income increase vs. FY 2018	27.9%

(1)	Reflects effect of Dec. 29, 2017, 4-for-3 stock split

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31 2018	May 31 2018
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$226,414	$210,810
Accounts receivable	78,076	79,086
Inventory	78,771	76,005
Other current assets	12,856	9,888

Total current assets	396,117	375,789
Property & equipment, net	72,886	73,069
Goodwill & other assets	171,923	169,151

Total assets	$640,926	$618,009
Liabilities & Equity
Current liabilities	$39,218	$38,688
Non-current liabilities	20,082	19,146
Equity: Shares outstanding 51,995 in Aug. & 51,736 in May (1)	581,626	560,175

Total liabilities & equity	$640,926	$618,009

(1)	Reflects effect of Dec. 29, 2017, 4-for-3 stock split

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